Exhibit 99.1

news release

TENNECO ANNOUNCES RESULTS FOR THE TENDER OFFER FOR ITS 6 7/8% SENIOR NOTES DUE 2020 AND THE REDEMPTION OF ALL REMAINING 6 7/8% SENIOR NOTES DUE 2020

LAKE FOREST, Illinois, June 13, 2016 - Tenneco Inc. (NYSE: TEN) announced today the results of its previously announced cash tender offer for any and all of its $500 million 6 7/8% senior notes due 2020, which expired at 5:00 p.m., New York City time, on June 10, 2016. Pursuant to the tender offer, Tenneco has accepted for purchase $324,436,000 (or approximately 65%) of the 2020 notes which were validly tendered (and not validly withdrawn), excluding $1,946,000 of the 2020 notes that remain subject to guaranteed delivery procedures.

Tenneco further announced today that it will redeem all of its 2020 notes that remain outstanding following the settlement of the tender offer at a redemption price of 103.438% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. The redemption date is expected to be July 13, 2016.

Tenneco has used or will use the net proceeds from Tenneco’s previously announced offering of $500 million 5.00% senior notes due 2026, together with cash on hand or available liquidity, to purchase the 2020 notes tendered in the tender offer, to redeem the 2020 notes pursuant to the redemption and to pay fees, premiums, expenses and accrued and unpaid interest related to the tender offer and the redemption.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities and shall not constitute a notice of redemption under the indenture governing the 2020 notes. Such notice is being made in accordance with the provisions of such indenture.

Tenneco is an $8.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 30,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomers.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s tender offer. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Contacts:

Linae Golla

Investor inquiries

847 482-5162

lgolla@tenneco.com

Bill Dawson

Media inquiries

847 482-5807

bdawson@tenneco.com